Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	Avista Acquisition, LLC

Address of Joint Filer:	c/o Avista Healthcare Public Acquisition Corp.
65 East 55th Street
18th Floor
New York, NY 10022

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	Avista Healthcare Public Acquisition Corp. [AHPA]

Date of Earliest Transaction Required to be
Reported (Month/Day/Year):	12/10/2018

Designated Filer:	Avista Acquisition Corp.

Name of Joint Filer:	Avista Acquisition Corp.

Address of Joint Filer:	65 East 55th Street
18th Floor
New York, NY 10022

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	Avista Healthcare Public Acquisition Corp. [AHPA]

Date of Earliest Transaction Required to be
Reported (Month/Day/Year):	12/10/2018

Designated Filer:	Avista Acquisition Corp.